EXHIBIT 5.2

Skadden, Arps, Slate, Meagher & Flom llp
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May 18, 2022

Pagaya Technologies Ltd.
90 Park Ave.
New York, NY 10016

RE:	Pagaya Technologies Ltd.
Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States counsel to Pagaya Technologies Ltd., a company organized under the laws of the State of Israel (the “Company”), in connection with the Registration Statement (as defined below), relating to, among other things, (i) the merger of Rigel Merger Sub Inc. (“Merger Sub”), a Cayman Islands exempted company and a wholly-owned subsidiary of the Company, with and into EJFA Acquisition Corp. (“EJFA”), a Cayman Islands exempted company (the “Merger”), with EJFA surviving the Merger as a direct wholly-owned subsidiary of the Company, pursuant to the terms of the Agreement and Plan of Merger, dated as of September 15, 2021, by and among the Company, Merger Sub and EJFA (the “Merger Agreement”).

As a result of and upon the closing of the Merger (the “Effective Time”), among other things, each warrant issued by EJFA (the “EJFA Warrant”) to acquire one Class A ordinary share of EJFA, par value $0.0001 per share (the “EJFA Class A Ordinary Share”), outstanding immediately prior to the Effective Time, will cease to be a warrant with respect to EJFA Class A Ordinary Shares and be assumed by the Company and converted into a warrant (the “Company Warrant”) to purchase one Class A ordinary share of the Company, no par value (the “Company Class A Ordinary Share”).

Pagaya Technologies Ltd.
May 18, 2022

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act of 1933 (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)          the registration statement on Form F-4 (File No. 333-264168) of the Company relating to (1)  35,937,500 Company Class A Ordinary Shares and (2) 9,583,333 Company Warrants (together, with the securities referred to in clause (1), the “Securities”), to be issued in the Merger, filed on April 7, 2022, with the Securities and Exchange Commission (the “Commission”) under the Securities Act and Pre-Effective Amendment No. 1 thereto (such registration statement, as so amended, being hereinafter referred to as the “Registration Statement”);

(b)          a copy of the Merger Agreement, filed as Exhibit 2.1 to the Registration Statement;

(c)          the form of Amended and Restated Articles of Association to become effective as of the Effective Time, filed as Exhibit 3.2 to the Registration Statement (the “Company Articles”);

(d)          the form of the Plan of Merger between Merger Sub and EJFA (the “Form Plan of Merger”) attached as Exhibit F to the Merger Agreement;

(e)          the Warrant Agreement, dated February 24, 2021, by and between EJFA and Continental Stock Transfer & Trust Company (“CST”) ( to be subsequently assigned by EJFA to the Company immediately prior to the Effective Time in a form substantially similar to the Form of Assignment, Assumption and Amendment Agreement , filed as Exhibit 4.7 to the Registration Statement (the “Assignment Agreement”)) (as so assigned, the “Warrant Agreement”);

(f)          a specimen Company Warrant certificate, filed as Exhibit 4.6 to the Registration Statement (the “Warrant Certificate”); and

(g)          resolutions of the Board of Directors of the Company, dated September 15, 2021, relating to, among other things, the Registration Statement and the Merger.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including the factual representations and warranties contained in the Transaction Documents.

As used herein, “Transaction Documents” means the Warrant Agreement, the Assignment Agreement and the Warrant Certificate.

Pagaya Technologies Ltd.
May 18, 2022

We do not express any opinion with respect to the laws of any jurisdiction other than the laws of the State of New York (“Opined-on Law”).

The opinion stated below assumes that all of the following (collectively, the “general conditions”) will have occurred prior to the issuance of the Company Warrants: (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), will have become effective under the Securities Act; (ii) the Transaction Documents will have been duly authorized, executed and delivered by the Company and the other parties thereto; (iii) the transactions contemplated by the Merger Agreement to be consummated pursuant to the Merger Agreement prior to the issuance of the Company Warrants will have been consummated; (iv) all other necessary action will have been taken under the applicable laws of the Cayman Islands and the State of Israel to authorize, approve and permit the Merger, and any and all consents, approvals and authorizations from applicable Cayman Islands, Israeli and other governmental and regulatory authorities required to authorize and permit the Merger will have been obtained; (v) the Board of Directors of the Company, including any duly authorized committee thereof, will have taken all necessary corporate action to approve the issuance and sale of the Securities and related matters and appropriate officers of the Company have taken all related action as directed by or under the direction of the Board of Directors of the Company; (vi) the plan of merger between Merger Sub and EJFA to be filed in connection with the Merger (the “Plan of Merger”) is in the same form as the Form Plan of Merger, and will be duly filed with the applicable Cayman Islands governmental and regulatory authorities in accordance with the applicable laws of the Cayman Islands; and (vii) the terms of the Transaction Documents and the issuance of the Securities will have been duly established in conformity with the articles of association of the Company so as not to violate any applicable law or the Company Articles, or result in a default under or breach of any agreement or instrument binding upon the Company, and so as to comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when (i) the general conditions have been satisfied, (ii) the EJFA Warrants have ceased to be warrants with respect to the EJFA Class A Ordinary Shares at the Effective Time in accordance with the terms of the Merger Agreement; (iii) the Assignment Agreement has been duly authorized, executed and delivered by each party thereto; and (iv) the Warrant Certificates have been duly executed, delivered and countersigned in accordance with the provisions of the Warrant Agreement, the Company Warrants, when issued and distributed in accordance with the terms of the Warrant Agreement, the Merger Agreement and the Plan of Merger, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)          we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws or governmental orders affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and orders and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)          we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any Transaction Document or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

Pagaya Technologies Ltd.
May 18, 2022

(c)          we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Document relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations;

(d)          we call to your attention that irrespective of the agreement of the parties to the Warrant Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Document;

(e)          except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Documents constitutes the valid and binding obligation of each party to such Transaction Document, enforceable against such party in accordance with its terms; and have also assumed the due authorization by all requisite action, corporate or other, and the execution and delivery by CST of the Warrant Agreement and that the Warrant Agreement constitutes the valid and binding obligation of CST, enforceable against CST in accordance with its terms;

(f)          we have assumed that the choice of New York law to govern the Transaction Documents is a valid and legal provision;

(g)          we do not express any opinion whether the execution or delivery of any Transaction Document by the Company, or the performance by the Company of its obligations under any Transaction Document will constitute a violation of, or a default under, any covenant, restriction or provision with respect to financial ratios or tests or any aspect of the financial condition or results of operations of the Company or any of its subsidiaries;

(h)          we call to your attention that the opinions stated herein are subject to possible judicial action giving effect to governmental actions or laws of jurisdictions other than those with respect to which we express our opinion; and

(i)          to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Document, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity and constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)          the Company (i) is, and as of September 15, 2021, was, duly incorporated and validly existing and in good standing, (ii) has and as of September 15, 2021, had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the Merger Agreement and the transactions contemplated by, and the performance of its obligations under, the Transaction Documents;

(b)          the Company has, and as of September 15, 2021, had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Documents;

Pagaya Technologies Ltd.
May 18, 2022

(c)          each of the Transaction Documents has been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)          none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the performance by the Company of its respective obligations under each of the Transaction Documents, including the issuance of the Securities or (iii) consummation of the Merger: (a) conflicts or will conflict with the Company Articles or any other comparable organizational documents of the Company, (b) constitutes or will constitute a violation of, or a default under, any lease, indenture, agreement or other instrument to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments expressed to be governed by the laws of the State of New York which are listed in Part II of the Registration Statement), (c) contravenes or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (d) violates or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (d) with respect to Opined-on Law); and

(e)          none of (i) the execution and delivery by the Company of the Transaction Documents, (ii) the enforceability of each of the Transaction Documents against the Company of its obligations thereunder, including the issuance of the Securities or (iii) consummation of the Merger, requires or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,
/s/ Skadden, Arps, Slate, Meagher & Flom LLP
Skadden, Arps, Slate, Meagher & Flom LLP